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                  Exhibit 23 - Consent of Independent Auditors




We consent to the incorporation by reference in this Annual Report (Form 10-K) of McM Corporation and subsidiaries of our report dated February 29, 1996, included in the 1995 Annual Report to Shareholders of McM Corporation.

Our audit also included the financial statement schedules of McM Corporation listed in Item 14(a). These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

We also consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-14351) pertaining to the Employee Incentive Stock Option Plan of McM Corporation of our report dated February 29, 1996, with respect to the financial statements incorporated herein by reference, and our report included in the preceding paragraph with respect to the consolidated financial statement schedules included in this Annual Report (Form 10-K) of McM Corporation and subsidiaries.

March 26, 1996





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